Exhibit 99.1

Company Contact:

Cristina Murphy

Senior Communications Manager

Vanda Pharmaceuticals Inc.

(240) 599-4500

cristina.murphy@vandapharma.com

Vanda Pharmaceuticals Reports Fourth Quarter 2011 and Full Year 2011 Results

ROCKVILLE, MD. – February 14, 2012 – Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders, today announced financial and operational results for the fourth quarter and twelve months ended December 31, 2011.

Key Highlights:

•	Initial clinical data in the RESET study revealed potential of tasimelteon to reset the body clock in Non-24-Hour Sleep-Wake Disorder (Non-24-Hour Disorder).

•

The tasimelteon Non-24-Hour Disorder program continues to advance towards a projected mid-2013 New Drug Application (NDA) filing with the U.S. Food and Drug Administration (FDA). Vanda expects to complete the two Phase III efficacy studies, SET and RESET, by the end of 2012.

•	The tasimelteon MAGELLAN Phase IIb/III efficacy study for Major Depressive Disorder (MDD) is ongoing and Vanda expects to report top-line results in the first half of 2013.

•

Vanda recorded fourth quarter 2011 revenue of $8.4 million including royalties of $1.6 million. Full year 2011 Fanapt® prescriptions, as reported by IMS, exceeded 120,000, compared to approximately 55,000 for 2010.

FULL YEAR 2011 REPORTED RESULTS

Total revenues for the full year 2011 were $31.3 million, compared to $35.7 million for 2010. Full year 2011 revenues included $4.5 million in Fanapt® royalties received from Novartis, as compared to $3.1 million for the prior year. Both 2011 and 2010 revenues include $26.8 million recognized from the $200.0 million upfront payment previously received from Novartis for Fanapt® U.S. and Canadian rights. 2010 full year revenues also included $5.8 million in product sales to Novartis and grant revenue.

Total operating expenses for 2011 were $42.0 million, compared to $26.9 million for 2010. The primary driver of the higher expenses in 2011 was the ongoing support of the tasimelteon Non-24-Hour Disorder and MDD clinical studies.

Vanda recorded a net loss of $9.8 million for 2011, compared to net income of $7.2 million for 2010. Diluted net loss per share for 2011 was $0.35, compared to diluted net income per share of $0.25 for 2010.

Vanda’s cash, cash equivalents and marketable securities as of December 31, 2011 totaled $167.9 million.

FOURTH QUARTER 2011 REPORTED RESULTS

Total revenues for the fourth quarter of 2011 were $8.4 million, compared to $7.8 million for 2010. Fourth quarter 2011 revenues included $1.6 million in Fanapt® royalties received from Novartis as compared to royalties of $0.5 million for the fourth quarter of 2010.

Total operating expenses for the fourth quarter of 2011 were $14.3 million, compared to $7.0 million for the fourth quarter of 2010. The primary driver of the higher expenses in the fourth quarter of 2011 was the initiation and ongoing support of the tasimelteon Non-24-Hour Disorder and MDD clinical studies.

Vanda recorded a net loss of $5.5 million for the fourth quarter of 2011, compared to net income of $2.2 million for the fourth quarter of 2010. Diluted net loss per share for the fourth quarter of 2011 was $0.20, compared to diluted net income of $0.08 per share for the fourth quarter of 2010.

Full Year December 31, 2011 Key Financial Figures1

	Twelve Months Ended
(in thousands, except per share amounts)	December 31 2011	December 31 2010	Change ($)	Change (%)

Total revenues	$31,270	$35,709	$(4,439)	-12%
Research & development expenses	28,996	12,338	16,658	135%
General & administrative expenses	11,486	10,147	1,339	13%
Non-cash stock-based compensation[2]	5,501	4,981	520	10%
Income (loss) before tax provision	(10,246)	9,269	(19,515)	-211%
Tax provision (benefit)	(444)	2,077	(2,521)	-121%
Net income (loss)	(9,802)	7,192	(16,994)	-236%

Diluted net income (loss) per share	$(0.35)	$0.25	$(0.60)	-240%

Fourth Quarter 2011 Key Financial Figures1

	Three Months Ended
(in thousands, except per share amounts)	December 31 2011	September 30 2011	Change ($)	Change (%)

Total revenues	$8,370	$7,969	$401	5%
Research & development expenses	10,556	8,174	2,382	29%
General & administrative expenses	3,345	2,711	634	23%
Non-cash stock-based compensation[2]	1,318	1,254	64	5%
Loss before tax provision	(5,809)	(3,187)	(2,622)	-82%
Tax benefit	(286)	(113)	(173)	-153%
Net loss	(5,523)	(3,074)	(2,449)	-80%

Diluted net loss per share	$(0.20)	$(0.11)	$(0.09)	-82%

Select Cash Flow Data1

	Twelve Months Ended
(in thousands)	December 31 2011	December 31 2010
Net cash provided by (used in)
Operating activities	(28,410)	(10,898)
Investing activities	73,749	(155,622)
Financing activities	25	3,784

Net change in cash and cash equivalents	$45,364	$(162,736)

Select Balance Sheet Data1

(in thousands)	December 31 2011	September 30 2011	December 31 2010

Total cash and marketable securities	$167,896	$180,459	$198,037

(1)	Unaudited
(2)	Non-cash stock-based compensation is allocated to both Research & development and General & administrative expenses

OPERATIONAL HIGHLIGHTS

On January 26, 2012, Vanda announced that initial clinical data in the RESET study revealed the potential of tasimelteon to reset the body clock in Non-24-Hour Disorder. The tasimelteon Non-24-Hour Disorder program continues to advance towards a projected mid-2013 NDA filing with the FDA. Vanda is in continuing discussions with the FDA to confirm the path and requirements for this regulatory submission. Vanda expects to complete the two Phase III efficacy studies, SET and RESET, by the end of 2012.

The tasimelteon MAGELLAN efficacy study for MDD is ongoing and Vanda expects to report top-line results in the first half of 2013. This Phase IIb/III study in MDD was initiated in September 2011 and is expected to enroll 500 patients across approximately 40 sites.

Full year 2011 Fanapt® prescriptions, as reported by IMS, exceeded 120,000 compared to approximately 55,000 for 2010. Vanda has been informed that Novartis is continuing the Phase II development program for the long-acting injectable formulation of Fanapt®.

The review of Vanda’s Marketing Authorization Application (MAA) for oral iloperidone tablets in the European Union is ongoing. The European Medicines Agency (EMA) has provided its standard 120-day list of questions and has granted Vanda a 3-month extension, through mid-May 2012, for Vanda to prepare its response. After further evaluation of the regulatory and commercial environment, Vanda has no current plans to pursue registration for Fanapt® in Singapore and Australia. Regulatory filings for market approval of Fanapt® by Vanda’s commercial partners are under review in Israel, Mexico and Argentina.

CONFERENCE CALL

Vanda has scheduled a conference call for today, Tuesday, February 14, 2012, at 10:00 AM ET. During the call, Vanda’s management will discuss the fourth quarter and full year 2011 results and other corporate activities. Investors can call 866-271-0675 (domestic) and 617-213-8892 (international) and use passcode 76685033. A replay of the call will be available beginning Tuesday, February 14, 2012 at 12:00 PM ET and will be accessible until Tuesday, February 21, 2012, at 5:00 PM ET. The replay call-in number is 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The access number is 37381299.

The conference call will be broadcast simultaneously on Vanda’s website, http://www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days, through March 15, 2012.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “target,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt® receives; Vanda’s ability to successfully commercialize Fanapt® outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products, product candidates or partnered products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products, product candidates or partnered products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s products, product candidates or partnered products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund additional research and development activities; Vanda’s failure to identify or obtain rights to new products or product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; limitations on Vanda’s ability to utilize some or all of its prior net operating losses and research and development credits; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products or product candidates under its license and sublicense agreements and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2010 which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except for per share amounts)	December 31 2011	December 31 2010	December 31 2011	December 31 2010

Revenues:
Licensing agreement	$6,752	$6,752	$26,789	$26,789
Royalty revenue	1,618	511	4,481	3,141
Product sales	—	—	—	5,290
Grant revenue	—	489	—	489

Total revenues	8,370	7,752	31,270	35,709

Operating expenses:
Cost of sales - product	—	—	—	2,891
Research and development	10,556	3,822	28,996	12,338
General and administrative	3,345	2,762	11,486	10,147
Intangible asset amortization	377	377	1,495	1,495

Total operating expenses	14,278	6,961	41,977	26,871

Income (loss) from operations	(5,908)	791	(10,707)	8,838
Other income:
Interest income	99	142	461	431

Total other income	99	142	461	431

Income (loss) before income tax provision (benefit)	(5,809)	933	(10,246)	9,269

Tax provision (benefit)	(286)	(1,266)	(444)	2,077

Net income (loss)	$(5,523)	$2,199	$(9,802)	$7,192

Net income (loss) per share:
Basic	$(0.20)	$0.08	$(0.35)	$0.26

Diluted	$(0.20)	$0.08	$(0.35)	$0.25

Shares used in calculation of net income (loss) per share:
Basic	28,115,175	28,038,074	28,106,831	27,916,388

Diluted	28,115,175	28,892,347	28,106,831	28,534,617

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$87,923	$42,559
Marketable securities, current	60,961	155,478
Accounts receivable	1,618	511
Prepaid expenses, deposits and other current assets	2,999	1,843
Deferred tax, current	—	182

Total current assets	153,501	200,573

Marketable securities, non-current	19,012	—
Property and equipment, net	964	937
Other assets, non-current	84	—
Intangible asset, net	8,027	9,522
Deferred tax, non-current	—	1,639
Restricted cash	1,030	430

Total assets	$182,618	$213,101

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$996	$648
Accrued liabilities	3,381	1,324
Accrued income taxes	—	2,266
Deferred rent, current	453	—
Deferred revenue, current	26,789	26,789

Total current liabilities	31,619	31,027

Non-current liabilities:
Deferred rent, non-current	461	490
Deferred revenue, non-current	117,064	143,853

Total liabilities	149,144	175,370

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	296,868	291,342
Accumulated other comprehensive income	21	2
Accumulated deficit	(263,443)	(253,641)

Total stockholders’ equity	33,474	37,731

Total liabilities and stockholders’ equity	$182,618	$213,101

SOURCE Vanda Pharmaceuticals Inc.

COMPANY CONTACT:

Cristina Murphy

Senior Communications Manager

Vanda Pharmaceuticals Inc.

(240) 599-4500

cristina.murphy@vandapharma.com